                             [LOGO OF Nationwide]
Nationwide Financial Services, Inc.                              March 31, 2000
One Nationwide Plaza
Columbus, Ohio 43215

Dear Nationwide Financial Services, Inc. Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") on May 3, 2000. The meeting will begin at 1:30 p.m. at the office of the Company at One Nationwide Plaza, Columbus, Ohio.

The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every stockholder is important. Please sign, date and promptly mail your proxy. The Board of Directors and management look forward to greeting those stockholders who are able to attend.

                                          Sincerely,

                                          /s/ Dimon R. McFerson
                                          Dimon R. McFerson
                                          Chairman and Chief Executive Officer

                             [LOGO of Nationwide]
                      NATIONWIDE FINANCIAL SERVICES, INC.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                 March 31, 2000

To the Stockholders of Nationwide Financial Services, Inc.:

  The Annual Meeting of Stockholders of Nationwide Financial Services, Inc. (the "Company") will be held at 1:30 p.m. on May 3, 2000, at One Nationwide Plaza, Columbus, Ohio, for the following purposes:

    (1) To elect the Class III Directors to serve until the expiration of their terms and until their successors are elected;

    (2) To approve the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan and to approve the included amendments to the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan; and

    (3) To transact such other business as may properly come before the Annual Meeting.

  Please read the Proxy Statement for further information about the individuals nominated as directors.

  At least ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting shall be open for examination during the ordinary business hours of the Company in the Secretary's office.

                                          By Order of the Board of Directors,

                                          Dennis W. Click
                                          Vice President and Secretary

                             [LOGO of Nationwide]
                      NATIONWIDE FINANCIAL SERVICES, INC.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                                PROXY STATEMENT

General

  This Proxy Statement (the "Proxy Statement") is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Nationwide Financial Services, Inc. (the "Company") for the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the office of the Company at One Nationwide Plaza, Columbus, Ohio, on May 3, 2000, at 1:30 p.m. Only stockholders of record at the close of business on March 6, 2000, are entitled to notice of and to vote at the Annual Meeting.

  Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. A stockholder may revoke a proxy, prior to the vote being taken at the meeting, by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting in person at the meeting.

  A copy of the Company's Annual Report for the year ended December 31, 1999, will be mailed to the stockholders together with this Proxy Statement on or about March 31, 2000.

Solicitation

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, or by other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Voting

  The Company has two classes of common stock entitled to vote upon matters submitted to a vote at the Annual Meeting. The Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is entitled to one vote per share. The Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), is entitled to ten votes per share. Proposals submitted to a vote of stockholders will be voted on by the holders of Class A Common Stock and Class B Common Stock (together the "Common Stock") voting together as a single class.

  Under the Company's Bylaws and Section 216 of the Delaware Corporation Law, a majority of the shares of Common Stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. In the election of directors, stockholders may cast votes for, or withhold votes; votes that are withheld will not be included in the vote and will not affect the outcome.

  At the close of business on February 23, 2000, the Company had outstanding 23,791,298 shares of Class A Common Stock and 104,745,000 shares of Class B Common Stock. As of such date, Nationwide Corporation owned all of the outstanding shares of Class B Common Stock, which represents approximately 97.8% of the combined voting control of the Company. Therefore, Nationwide Corporation controls the corporate actions that require stockholder approval. Nationwide Corporation has advised the Company that it intends to vote its shares in favor of Ms. Marshall and Messrs. Gasper and Miller. Nationwide Corporation has also advised the Company that it intends to vote its shares in favor of the approval and amendment of the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan (the "LTEP").

Beneficial Ownership of Common Stock

  The following tables set forth certain information regarding beneficial ownership of (i) each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock, (ii) each director and nominee for director, (iii) each of the Named Executive Officers (as defined herein), and (iv) all of the directors and executive officers of the Company as a group. The Class B Common Stock is convertible into Class A Common Stock at any time by the holder on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted.

                             CLASS A COMMON STOCK

Name and Address of                                Amount and Nature of Percent
Beneficial Owner                                   Beneficial Ownership of Class
-------------------                                -------------------- --------
Goldman Sachs Asset Management....................      1,626,0181/1/     6.8%
One New York Plaza
New York, NY 10004

Mellon Financial Corporation......................      1,364,5112/2/     5.7%
One Mellon Center
Pittsburgh, PA 15258

------
(1) Based on a Schedule 13G dated February 14, 2000, Goldman Sachs Asset Management reported shared voting power with respect to 1,030,180 shares and sole dispositive power with respect to 1,626,018 shares.

(2) Based on a Schedule 13G dated January 27, 2000, Mellon Financial Corporation reported sole voting power with respect to 959,011 shares, shared voting power with respect to 72,600 shares, sole dispositive power with respect to 1,214,137 shares, and shared dispositive power with respect to 145,227 shares.


                             CLASS B COMMON STOCK

Name And Address Of                                Amount And Nature Of Percent
Beneficial Owner                                   Beneficial Ownership Of Class
-------------------                                -------------------- --------
Nationwide Corporation/1/ ........................     104,745,000        100%
 One Nationwide Plaza
 Columbus, Ohio 43215

------
(1) As of February 23, 2000, Nationwide Corporation was the beneficial owner of 100% of the Class B Common Stock which, because of its ten to one voting control, represents approximately 97.8% of the combined voting control of the Company.

            SECURITY OWNERSHIP OF MANAGEMENT AS OF JANUARY 31, 2000

Name of                                  Amount and Nature of
Beneficial Owner                         Beneficial Ownership Percent of Class
----------------                         -------------------- ----------------
Dimon R. McFerson/6/ ...................       157,835/3/          -- /1/

Joseph J. Gasper/2/,/6/ ................        91,306/3/          -- /1/

James G. Brocksmith, Jr.................         2,936             -- /1/

Charles L. Fuellgraf, Jr./5/,/6/ .......        14,060/3/          -- /1/

Henry S. Holloway/6/ ...................         7,015/3/          -- /1/

Lydia M. Marshall/2/ ...................         6,415             -- /1/

Donald L. McWhorter.....................         4,015             -- /1/

David O. Miller/2/ .....................         5,998/3/          -- /1/

James F. Patterson/6/ ..................         6,015/3/          -- /1/

Gerald D. Prothro.......................         3,015             -- /1/

Arden L. Shisler........................         7,015/3/          -- /1/

Richard A. Karas........................        41,771/3/          -- /1/

Robert J. Woodward, Jr..................        33,349/3/          -- /1/

Susan A. Wolken.........................        16,053/3/          -- /1/

Directors and Executive Officers as a
Group (Total of 31)....................        605,405/4/          -- /1/

------
(1) Less than one percent.

(2) Indicates the nominees for Class III Directors.

(3) Total includes options that may be exercised within 60 days for the following persons: Mr. McFerson --102,500 shares, Mr. Gasper -- 73,333 shares, Mr. Fuellgraf -- 2,000 shares, Mr. Holloway -- 2,000 shares, Mr. Miller -- 2,000 shares, Mr. Patterson -- 2,000 shares, Mr. Shisler -- 2,000 shares, Mr. Karas -- 31,667 shares, Mr. Woodward -- 23,000 shares, and Ms. Wolken -- 13,042 shares.

(4) Total includes options that may be exercised within 60 days. The aggregate number of options exercisable within 60 days is 405,508.

(5) Includes 2,000 shares held by spouse.

(6) Total includes shares jointly owned with spouse for the following persons:
    Mr. Holloway -- 2,000 shares; Mr. Patterson -- 1,000 shares; Mr. Gasper -- 3,500 shares; Mr. McFerson -- 21,500 shares; and Mr. Fuellgraf -- 2,000 shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

  Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the Securities and Exchange Commission ("SEC"). Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 1999, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to the Company's reporting persons were complied with except for the following: Mr.
R. Dennis Noice, an officer of the Company. Mr. Noice inadvertently failed to timely report the acquisition of certain shares.

Election of Directors

  The Company's Board of Directors currently consists of eleven directors divided into three classes. The initial term of the Class III Directors (the "Class III Directors") will expire at the Annual Meeting to be held in 2000, the current term of the Class I Directors (the "Class I Directors") will expire at the Annual Meeting of Stockholders in 2001, and the current term of the Class II Directors (the "Class II Directors") will expire at the Annual Meeting of Stockholders in 2002. Messrs. Brocksmith, Holloway, Patterson and Prothro are Class I Directors; Messrs. Fuellgraf, McFerson, McWhorter and Shisler are Class II Directors; and Messrs. Gasper and Miller and Ms. Marshall are the nominees for Class III Directors. At each Annual Meeting of Stockholders, directors will be elected for a three-year term to succeed the directors whose terms are then to expire.

  The nominees for the Class III Directors and the Class I and Class II Directors who will continue in office after the Annual Meeting until the expiration of their terms, together with certain information regarding them, are as follows:

                       NOMINEES FOR CLASS III DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
Joseph J. Gasper............................  56 November 1996  III     2003/1/
Lydia M. Marshall...........................  51 February 1997  III     2003/1/
David O. Miller.............................  61 November 1996  III     2003/1/

------
(1) The date is if elected at the Annual Meeting in 2000.

                               CLASS I DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
James G. Brocksmith, Jr.....................  59 April 1997       I     2001
Henry S. Holloway...........................  67 November 1996    I     2001
James F. Patterson..........................  58 November 1996    I     2001
Gerald D. Prothro...........................  57 February 1997    I     2001

                              CLASS II DIRECTORS

                                                   Director           Year Term
Name                                         Age     Since     Class Will Expire
----                                         --- ------------- ----- -----------
Charles L. Fuellgraf, Jr....................  68 November 1996   II     2002
Dimon R. McFerson...........................  63 November 1996   II     2002
Donald L. McWhorter.........................  64 February 1997   II     2002
Arden L. Shisler............................  58 November 1996   II     2002

  Dimon R. McFerson has been Chief Executive Officer of Nationwide since December 1992. He has been Chairman and Chief Executive Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. McFerson has been a director of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1988 and Chairman and Chief Executive Officer of Nationwide Life Insurance Company and Nationwide Mutual Insurance Company since April 1996. He was elected Chief Executive Officer of Nationwide Life Insurance Company in December 1992, and President and Chief Executive Officer of Nationwide Life Insurance Company in December 1993. He was President and General Manager of Nationwide Mutual Insurance Company from April 1988 to April 1991; President and Chief Operating Officer of Nationwide Mutual Insurance Company from April 1991 to December 1992; and President and Chief Executive Officer of Nationwide Mutual Insurance Company from December 1992 to April 1996. Mr. McFerson has been with Nationwide for 20 years. Mr. McFerson is also currently the Chairman of United Way of America.

  Joseph J. Gasper has been President and Chief Operating Officer of the Company since December 1996 and a director of the Company since November 1996. Mr. Gasper has been President and Chief Operating Officer and director of Nationwide Life Insurance Company since April 1996. Previously, he was Executive Vice President -- Property and Casualty Operations of Nationwide Mutual Insurance Company and Nationwide Life Insurance Company from April 1995 to April 1996. He was Senior Vice President -- Property and Casualty Operations of Nationwide Mutual Insurance Company and Nationwide Life Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions with Nationwide. Mr. Gasper has been with Nationwide for 33 years.

  James G. Brocksmith, Jr. has been a director of the Company since April 1997. Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. Mr. Brocksmith was employed at KPMG LLP for 32 years. He was also a director of Vistana, Inc. from April 1998 to October 1999, has been a director of CIBER, Inc. since July 1998, and has been a director of Sunterra Corporation since January 2000.

  Charles L. Fuellgraf, Jr. has been a director of the Company since November 1996. Mr. Fuellgraf has been Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor in Butler, Pennsylvania, and Nashville, Tennessee, since 1988. He served on the board of directors of several of the Nationwide companies from 1969 until his retirement from those positions in April 1999. He is a trustee of Butler Memorial Hospital Foundation, Chairman of the Butler YMCA Trustees, and President of Western Pennsylvania NECA (National Electrical Contractors Association).

  Henry S. Holloway has been a director of the Company since November 1996. Mr. Holloway has been a farm owner and operator in Darlington, Maryland, since 1959. He served as Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Corporation, and served on the board of directors of several of the Nationwide companies until his retirement from those positions in April 1998. He is a director of the Forest Hill State Bank.

  Lydia M. Marshall has been a director of the Company since February 1997. Ms. Marshall has been Chair and Chief Executive Officer of VentureThink LLC and eVantage Incorporated since January 2000 and October 1999, respectively. Previously, she was Managing Director of Rockport Capital Incorporated from September 1997 to October 1999, and Executive Vice President - Marketing of the Student Loan Marketing Association ("Sallie Mae") from November 1993 to September 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp. She is Chair of the Board of CARE (Cooperative for American Relief Everywhere).

  Donald L. McWhorter has been a director of the Company since February 1997. Mr. McWhorter retired from Banc One Corporation in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously, he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992. Prior to that time, Mr. McWhorter held several positions with Banc One.

  David O. Miller has been a director of the Company since November 1996. Mr. Miller has been a land and apartment developer since 1962. He is the President of Owen Potato Farm, Inc. and is a partner of M&M Enterprises in Licking County, Ohio. He is Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Corporation, and serves on the board of directors of several of the Nationwide companies. He is also a director and chairman of the National Cooperative Business Association.

  James F. Patterson has been a director of the Company since November 1996. Mr. Patterson has operated the Patterson Fruit Farm in Chesterland, Ohio, since 1964 and has been the President of Patterson Farms, Inc. since December 1991. He is Chairman of the Board of Nationwide Mutual Fire Insurance Company. He serves on the board of directors of several of the Nationwide companies. Mr. Patterson is also a trustee of The Ohio State University and serves on the board of directors of the University Hospitals Health System in Cleveland, Ohio, and Geauga Hospital, Inc. in Chardon, Ohio. He is also a director of the National Cooperative Business Association.

  Gerald D. Prothro has been a director of the Company since February 1997. Mr. Prothro has been Senior Vice President of Technology for BroadStream Communications Corporation since May 1999. Previously, he was Managing Director of IKT, Inc. from July 1998 to May 1999. He retired from International Business Machines ("IBM") Corporation after nearly 30 years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee. He is also a member of the Review and Priority Board of Lehigh University/Iacocca Institute and is a trustee of Howard University.

  Arden L. Shisler has been a director of the Company since November 1996. Mr. Shisler has been President and Chief Executive Officer of K & B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. Previously, he was Chief Operating Officer of K & B Transport, Inc. from April 1986 to January 1992. Prior to that time, Mr. Shisler held several positions with K & B Transport, Inc. He is Chairman of the Board of Nationwide Mutual Insurance Company and serves on the board of directors of several of the Nationwide companies. He is also a director of the National Cooperative Business Association.

The Board of Directors and Its Committees

  The full Board of Directors met six times during 1999. During 1999, the Board of Directors had a standing Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee"), an Executive Committee (the "Executive Committee"), and a Pricing Committee (the "Pricing Committee"). The Board of Directors does not have a standing nominating committee.

 Audit Committee

  The Audit Committee consists of four directors, none of whom is an officer or employee of the Company. Ms. Marshall and Messrs. Brocksmith, McWhorter and Prothro are the members of the committee. The Audit Committee recommends to the Board of Directors of the Company the selection of independent auditors to audit annually the books and records of the Company, reviews the activities and the reports of the independent auditors, and reports the results of such review to the Board of Directors. The Audit Committee also considers the adequacy of the Company's internal controls and internal auditing methods and procedures. The Audit Committee met three times in 1999.

 Compensation Committee

  The Compensation Committee consists of four directors, none of whom is an officer or employee of the Company. The Compensation Committee, as authorized by the Board of Directors, makes determinations with respect to non-cash compensation to officers, directors and employees of the Company and its affiliates including grants, options and awards under the LTEP. Messrs. Brocksmith, Fuellgraf, McWhorter and Miller are the members of such committee. The Compensation Committee met five times in 1999.

 Executive Committee

  The Executive Committee consists of six directors and, to the extent authorized by the Board of Directors, in the interim between meetings of the Board of Directors, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Messrs. Fuellgraf, Holloway, McFerson, Miller, Patterson and Shisler are the members of such committee. The committee did not meet during 1999.

 Pricing Committee

  The Pricing Committee consists of three directors. The Pricing Committee recommends to the Board of Directors the price of both equity and debt offerings of the Company. Messrs. Gasper, McFerson and Shisler are the members of the Pricing Committee. The Pricing Committee did not meet during 1999.

 Director Attendance

  During fiscal year 1999, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which they served.

 Director Compensation

  Directors of the Company who are not employees of the Company or its affiliates receive an annual retainer of $50,000. Pursuant to the Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors, the annual retainer will be paid (i) $25,000 in cash and (ii) in shares of Class A Common Stock having an aggregate market value of $25,000 as of the date of payment. At the election of such Directors, the Company also provides life, accident, health and dental insurance benefits ("Welfare Benefits") for those Directors who do not receive such coverage as a result of service on the Board of another company of Nationwide. The Company reimburses directors for reasonable travel expenses incurred in attending meetings of the Board of Directors and committees thereof.

  In addition, some directors of the Company who are not employees of the Company or its affiliates may also receive compensation for service on the boards of directors of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. For the fiscal year ended December 31, 1999, Messrs. Miller, Patterson and Shisler received $29,915, $25,531 and $28,866, respectively, for service to such companies. Such directors also received Welfare Benefits from Nationwide.

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company ("Nationwide"), maintain a deferred compensation program applicable to non-employee members of their boards of directors (the "Directors' Deferred Compensation Program"). Each director who has been elected to the Board of Directors at least twice and has served for at least three years on the Board of Directors of a participating company is entitled to monthly payments, following termination of his or her service on the Board of Directors, of a monthly amount equal to the monthly director's fee being received by that director at the time of his or her retirement from the Board of Directors. The number of monthly payments will equal the number of months the individual served on the Board of Directors. Messrs. Fuellgraf, Holloway, Miller, Patterson and Shisler, non-employee members of the Board of Directors of the Company, are or have been non-employee members of the Board of Directors of Nationwide Life Insurance Company and are entitled to such payments.

  On November 9, 1999, the Company granted to each of the Company's directors 2000 stock options under the LTEP for the Company (the "November Grants"). The November Grants have a ten year term, with one-third of the November Grants vesting in each of the first three years. The exercise price of the November Grants was $38.25 per share which was the fair market value on the date of the grants.

 Executive Compensation and Other Information

  Pursuant to the Cost Sharing Agreement (hereinafter defined), the salaries and benefits of certain officers and employees of the Company and its subsidiaries, including the Named Executive Officers (hereinafter defined), will be paid by Nationwide Mutual Insurance Company and reimbursed in accordance with the terms of the Cost Sharing Agreement. See "Certain Transactions."

  The following table provides certain information concerning compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") for the last three fiscal years ended December 31, 1999, 1998 and 1997 for services rendered to the Company and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                Compensation
                                                                             ---------------------
                                 Annual Compensation                           Awards     Payouts
                         --------------------------------------              ----------   --------
                                                                             Securities
                                                      Other                  Underlying
                                                      Annual    Restricted    Options/      LTIP        All Other
  Name and                    Salary    Bonus      Compensation   Stock         SARs      Payouts      Compensation
Principal Position       Year    $        $             $       Award(s) $       #           $              $
------------------       ---- ------- ---------    ------------ ----------   ----------   --------     ------------
Dimon R. McFerson:       1999 466,900 1,008,504/2/        /5/        --       109,700          --         22,785/11/
 Chairman and Chief      1998 430,970   392,982/3/        /5/        --        60,000      204,351/9/     23,278/12/
 Executive Officer/1/    1997 381,717   111,780/4/        /5/    907,147/7/    40,000      207,000/10/    21,751/13/

Joseph J. Gasper:        1999 512,308   952,282/2/        /5/        --        78,0008         --         21,492/11/
 President and Chief     1998 461,308   330,647/3/        /5/        --        40,000      143,520/9/     21,491/12/
 Operating Officer       1997 358,066    97,250/4/        /5/    396,563/7/    30,000      155,600/10/    18,155/13/

Robert J. Woodward, Jr.: 1999 280,293   503,928/2/        /5/        --        21,800          --         11,406/11/
 Executive Vice          1998 236,599   209,607/3/        /5/        --        12,000       80,694/9/     10,883/12/
 President -- Chief      1997 223,803    53,694/4/        /5/    182,877/7/    10,000       73,219/10/    11,453/13/
 Investment Officer/1/

Richard A. Karas:        1999 307,308   330,021/2/        /5/        --        34,400/8/       --         13,177/11/
 Senior Vice             1998 283,847   212,503/3/        /5/        --        20,000       90,000/9/     13,174/12/
 President --  Sales --  1997 246,058    72,900/4/        /5/    167,508/7/    10,000       81,000/10/    13,020/13/
  Financial
 Services

Susan A. Wolken:         1999 239,962   259,759/2/        /5/     71,969/6/    16,715/8/        --        10,343/11/
 Senior Vice Presi-      1998 228,654   156,978/3/        /5/        --        12,000       68,700/9/      7,778/12/
 dent --  Product Man-   1997 199,443    57,240/4/        /5/     17,625/7/     2,000       58,869/10/     8,316/13/
 agement and Nationwide
 Financial Marketing

------
 (1) Figures in the table, other than Restricted Stock, Securities Underlying Options/SARs and All Other Compensation, represent compensation received by Mr. McFerson and Mr. Woodward for their service rendered to the Company and its subsidiaries as allocated pursuant to the Cost Sharing Agreement. See "Certain Transactions."

 (2) Represents the amount received by the Named Executive Officers under the PIP (hereinafter defined) in 2000 for the 1999 award year.

 (3) Represents the amount received by the Named Executive Officers under the PIP in 1999 for the 1998 award year.

 (4) Represents the amount received by the Named Executive Officers under the MIP (hereinafter defined) in 1998 for the 1997 award year.

 (5) Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.

 (6) The following is the number of shares and value of restricted stock at the end of the last fiscal year for: Ms. Wolken - 1,750 shares at a value of $48,891.

 (7) The following are the number of shares and value of the restricted shares at the end of the last fiscal year for: Mr. McFerson -- 15,000 shares at a value of $419,063; Mr. Gasper -- 10,000 shares at a value of $279,375; Mr. Karas -- 4,000 shares at a value of $111,750; Mr. Woodward -- 3,500 shares at a value of $97,781; and Ms. Wolken -- 750 shares at a value of $20,953.

 (8) Mr. Gasper's options include 2,500 Villanova Capital, Inc. ("VCI") (a subsidiary of the Company) options; Mr. Karas's options include 2,000 VCI options; and Ms. Wolken's options include 1,500 VCI options.

 (9) Represents the amount received by the Named Executive Officers under the EIP (hereinafter defined) in 1999 for the award period 1996 to 1998.

(10) Represents the amount received by the Named Executive Officers under the EIP in 1998 for the award period 1995 to 1997.

(11) Represents contributions made or credited by the Company for 1999 under the Savings Plan (hereinafter defined) and the DC Supplemental Plan (hereinafter defined). The following are the amounts for the Savings Plan and the DC Supplemental Plan. Mr. McFerson -- $2,241 for the Savings Plan, and $20,544 for the DC Supplemental Plan; Mr. Gasper --$4,800 for the Savings Plan and $16,692 for the DC Supplemental Plan; Mr. Karas -- $4,800 for the Savings Plan and $8,377 for the DC Supplemental Plan; Mr. Woodward -- $3,665 for the Savings Plan and $7,741 for the DC Supplemental Plan; and Ms. Wolken -- $4,800 for the Savings Plan and $5,543 for the DC Supplemental Plan.

(12) Represents contributions made or credited by the Company for 1998 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan and in the case of Mr. McFerson, above market interest on deferred compensation: Mr. McFerson -- $2,206 for the Savings Plan and $20,224 for the DC Supplemental Plan and $848 for the above market interest on deferred compensation; Mr. Gasper -- $4,800 for the Savings Plan and $16,691 for the DC Supplemental Plan; Mr. Karas -- $4,800 for the Savings Plan and $8,374 for the DC Supplemental Plan; Mr. Woodward --$3,497 for the Savings Plan and $7,386 for the DC Supplemental Plan; and Ms. Wolken -- $4,800 for the Savings Plan and $2,978 for the DC Supplemental Plan.

(13) Represents contributions made or credited by the Company for 1997 under the Savings Plan and the DC Supplemental Plan. The following are the amounts for the Savings Plan and the DC Supplemental Plan: Mr.
     McFerson -- $2,142 for the Savings Plan and $19,609 for the DC Supplemental Plan; Mr. Gasper --$4,760 for the Savings Plan and $13,395 for the DC Supplemental Plan; Mr. Karas -- $4,760 for the Savings Plan and $8,260 for the DC Supplemental Plan; Mr. Woodward -- $3,468 for the Savings Plan and $7,985 for the DC Supplemental Plan; and Ms. Wolken -- $4,760 for the Savings Plan and $3,556 for the DC Supplemental Plan.

 Management Incentive Plan

  Prior to 1999, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintained the Management Incentive Plan (the "MIP"). Under the MIP, prior to 1998, annual payments were made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of Nationwide and the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures were based on profitability, growth, expense management and key strategic objectives, which were established in advance. Under the MIP, the participant was granted a target incentive amount that represented a percentage (from 5% to 15% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the MIP ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

  Nationwide and the participating subsidiaries and affiliates terminated the MIP, with respect to these officers, at the close of calendar year 1997 and, for all other participants, at the close of calendar year 1998. Beginning in 1998, the Named Executive Officers and certain other officers of the participating companies no longer participated in the MIP, but rather participated in the PIP (hereinafter defined).

 Performance Incentive Plan

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Performance Incentive Plan (the "PIP"), first implemented in 1998. Under the PIP, annual payments are made to the Named Executive Officers and certain other management employees of the participating companies based on the achievement of measures tied to the performance of Nationwide, the relevant operating company, the relevant business unit and the individual participant over the preceding year. Performance measures are based on a broad series of key financial results, financial and operational comparison to external peer comparators, the extent of accomplishment of strategic initiatives, and other factors and results impacting organization performance, and further based upon individual employee performance. Under the PIP, the participant will be granted a target incentive amount that represents a percentage (from 5% to 50% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant under the PIP will range from zero to no maximum factor of the participant's base salary, depending solely on the achievement of the performance measures.

 Executive Incentive Plan

  Prior to May 1999, Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintained the Executive Incentive Plan (the "EIP"). Under the EIP, annual payments were made to the Named Executive Officers and certain other officers of the participating companies based on the achievement of measures tied to the performance of Nationwide and the relevant operating company over the preceding three years. Performance measures were based on profitability and growth objectives that were established in advance by the Board of Directors of the participating company. Under the EIP, the participant was granted a target incentive amount that represented a percentage (from 10% to 30% depending on the participant's position within the participating company) of the participant's base salary. The actual amount received by the participant ranged from zero to twice the target incentive amount, depending solely on the achievement of the performance measures.

  Nationwide and the participating subsidiaries and affiliates terminated the EIP in May 1999. As of May 1999, the Named Executive Officers and certain other officers of the participating companies no longer participated in the EIP, but rather participated in the PIP.

 Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

  The purpose of the LTEP is to benefit the stockholders of the Company by encouraging high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, attracting and retaining the services of such individuals, and aligning the interests of such individuals, with those of the stockholders.

  The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of Class A Common Stock; (ii) stock appreciation rights ("SARs"), either in tandem with stock options or freestanding; (iii) restricted stock; and (iv) performance awards. Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of
Section 422 of the Internal Revenue Code ("IRC"). Awards may be made to the same person on more than one occasion and may be granted singularly, in combination or in tandem as determined by the Compensation Committee.

  The LTEP grants the Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive and deferred compensation and is not intended to be subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Awards under the LTEP which are performance-based are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the IRC of 1986, as amended.

  No awards may be granted under the LTEP after December 11, 2006, and the LTEP may be terminated by the Board of Directors of the Company prior to such date. In the event of expiration or earlier termination of the LTEP, the LTEP will remain in effect until such time as all awards previously granted thereunder have been satisfied or have expired.

 Deferred Compensation Program

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a deferred compensation program (the "Officers' Deferred Compensation Program") pursuant to which officers of participating companies may elect to defer payment of amounts otherwise payable to them. An eligible officer is permitted to enter into a deferral agreement pursuant to which such officer may annually elect to defer a portion of his or her salary or incentive compensation earned during the following year. Any such election is effective prospectively. Amounts deferred under the Officers' Deferred Compensation Program will generally be payable in annual installments beginning in January of the calendar year following the calendar year in which the officer terminates employment or after the expiration of the deferral period elected by the participant. Amounts deferred under the Officers' Deferred Compensation Program are credited with interest. The interest rate is based on the fixed rate option in the Savings Plan.

 Savings Plan

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain the Nationwide Savings Plan (the "Savings Plan"), a qualified profit-sharing plan including a qualified cash or deferred arrangement covering eligible employees of participating companies. Under the Savings Plan, participants who are not residents of Puerto Rico may elect to contribute between 1% to 22% of their compensation to accounts established on their behalf under the Savings Plan in the form of voluntary salary reductions on a pretax basis; participants who are residents of Puerto Rico may make contributions on an after-tax basis. The participating companies are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 70% of the first 2% of compensation deferred or contributed to the Savings Plan by each employee, and 40% of the next 4% of compensation deferred or contributed by each employee to the Savings Plan. All amounts contributed to the Savings Plan are held in a separate account for each participant and are invested in one or more funds made available under the Savings Plan and selected by the participant. Normally, a participant receives the value of his or her account upon termination of employment, although a participant may withdraw all or a part of the amounts credited to his or her account during employment under certain circumstances including attainment of age 59 1/2, or receive a loan of a portion of his or her account balance. Under the Savings Plan, a participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals (and earnings on those deferrals) or after-tax contributions (and earnings on those contributions), as applicable. A participant is vested in amounts attributable to employer matching contributions (and earnings on those contributions) over a period of five years.

 Supplemental Defined Contribution Plan

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined contribution supplemental benefit plan, the Nationwide Supplemental Defined Contribution Plan (the "DC Supplemental Plan"), which provides benefits, equal to employer matching contributions that would have been made under the Savings Plan for the participants, in the absence of the IRC Section 401(a)(17) limitation on compensation that can be considered and the IRC Section 402(g) limitation on amounts that can be deferred under the Savings Plan, reduced by actual employer matching contributions made to the Savings Plan. Participants are limited to those elected officers earning in excess of $170,000 annually. Benefits under the DC Supplemental Plan vest at the same time as employer matching contributions vest under the Savings Plan.

 Stock Options and Stock Appreciation Rights

  The following table shows, as to the Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1999 fiscal year under the LTEP.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                         -----------------------------------------------------------
                           Number Of     % Of Total
                          Securities      Options
                          Underlying     Granted To     Exercise                      Grant Date
                         Options /SARs   Employees    Or Base Price    Expiration    Present Value
Name                      Granted/1/   In Fiscal Year     $/sh            Date           $/2/
----                     ------------- -------------- ------------- ---------------- -------------
Dimon R. McFerson.........  75,000          7.2%         $48.125    February 9, 2009   1,508,250
                            34,700          3.4%         $38.250    November 9, 2009     545,137

Joseph J. Gasper..........  50,000          4.8%         $48.125    February 9, 2009   1,005,500
                            25,500          2.5%         $38.250    November 9, 2009     400,605

Robert J. Woodward, Jr. ..  15,000          1.4%         $48.125    February 9, 2009     301,650
                             6,800          0.7%         $38.250    November 9, 2009     106,828

Richard A. Karas..........  25,000          2.4%         $48.125    February 9, 2009     502,750
                             7,400          0.7%         $38.250    November 9, 2009     116,254

Susan A. Wolken...........   9,215          0.9%         $48.125    February 9, 2009     185,314
                             6,000          0.6%         $38.250    November 9, 2009      94,260

------
(1) One-third of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment.

(2) The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

  . An exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table.

  . The rate available at the time the grant was made on zero-coupon U.S.
    Government issues with a remaining term equal to the expected life. The risk-free rate was 4.91% for the February 9, 1999 grant and 5.97% for the November 9, 1999 grant.

  . Dividends at a rate of $0.30 per share for the February 9, 1999 grant and $0.40 for the November 9, 1999 grant, representing the annualized dividends paid on shares of common stock at the date of grant.

  . An option term before exercise of five years, which represents the typical period that options are held prior to exercise.

  . Volatility of the stock price of 42.02% for the February 9, 1999 grant, reflecting the daily stock price volatility for the one-year period prior to the grant date, and 41.23% for the November 9, 1999 grant, reflecting the daily stock price volatility for the one-year period prior to the grant date.

  . No adjustments were made for vesting requirements, non-transferability or risk of forfeiture.

 Options/SARs Exercises and Holdings

  The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during 1999 and unexercised options and SARs held as of fiscal year-end December 31, 1999, under the LTEP.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                           Value Of
                                                                         Unexercised
                                                Number Of Securities     In-The-Money
                             Shares            Underlying Unexercised     Options At
                            Acquired                Options/SARs          FY-End ($)
                               On     Value          At FY-End #         Exercisable/
Name                        Exercise Realized Exercisable/Unexercisable Unexercisable
----                        -------- -------- ------------------------- --------------
Dimon R. McFerson..........  2,500   $31,250       44,167/163,033       107,241/59,165
Joseph J. Gasper...........    --        --        33,333/112,167        88,750/44,375
Robert J. Woodward, Jr. ...    --        --         10,667/33,133        29,585/14,790
Richard A. Karas...........    --        --         13,333/49,067        29,585/14,790
Susan A. Wolken............    --        --          5,333/23,792          5,915/2,960

  The following table shows, as to the Named Executive Officers in the Summary Compensation Table, certain information concerning stock options granted during the 1999 fiscal year for Villanova Capital, Inc., a subsidiary of the Company ("VCI").

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                    FOR VCI

                                              Individual Grants
                             ----------------------------------------------------
                             Number Of
                             Securities   % Of Total                              Potential Realizable
                             Underlying    Options     Exercise                     Value At Assumed
                              Options      Granted     Or Base                    Annual Rates Of Stock
                              Granted    To Employees   Price                      Price Appreciation
Name                            #/1/    In Fiscal Year   $/sh    Expiration Date     For Option Term
----                         ---------- -------------- -------- ----------------- ----------------------
                                                                                    5% ($)    10% ($)
                                                                                  ---------- -----------
Dimon R. McFerson..........      --           --           --                 --         --         --
Joseph J. Gasper...........    2,500         7.9%       200.00  December 17, 2009    314,447    796,871
Robert J. Woodward, Jr. ...      --           --           --                 --         --         --
Richard A. Karas...........    2,000         6.4%       200.00  December 17, 2009    251,558    637,497
Susan A. Wolken............    1,500         4.8%       200.00  December 17, 2009    188,668    478,123

------
(1) One-fifth of the options granted become exercisable each year on the anniversary of the grant date. Options may be accelerated upon a change of control or certain other events of termination of employment. The exercise price is the fair market value on the grant date.

 Options/SARs Excercises and Holdings

  The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options and/or SARs during 1999 and unexercised options and SARs held as of fiscal year-end December 31, 1999 for VCI.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END OPTION/SAR VALUES FOR VCI

                                                                     Value Of
                                                                    Unexercised
                                                                   In-The-Money
                                           Number Of Securities     Options At
                                          Underlying Unexercised    FY-End ($)
                                            Options At FY-End #    Exercisable/
Name                                     Exercisable/Unexercisable Unexercisable
----                                     ------------------------- -------------
Dimon R. McFerson.......................         --/--                 --/--
Joseph J. Gasper........................          0/2,500               0/0
Robert J. Woodward, Jr..................         --/--                 --/--
Richard A. Karas........................          0/2,000               0/0
Susan A. Wolken.........................          0/1,500               0/0

Pension Plans

 Retirement Plan

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain a qualified defined-benefit plan, Nationwide Retirement Plan (the "Retirement Plan"). In general, a participant's annual retirement benefit under the Retirement Plan will be equal to the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (to a maximum of 35 years) and (ii) 0.50% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (to a maximum of 35 years). Final Average Compensation, for the portion of the participant's benefit, which is attributable to service on or after January 1, 1996, is the average of the highest five consecutive covered compensation amounts of the participant in the participant's last 10 years of service. For the portion of a participant's benefit attributable to service prior to January 1, 1996, Final Average Compensation is the average of the highest three consecutive covered compensation amounts of the participant in the participant's last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar-year basis and includes compensation from any company of Nationwide. With respect to Messrs. Gasper and Karas and Ms. Wolken, because each such officer's compensation is allocated solely to the Company and its subsidiaries, covered compensation includes the compensation listed under the headings Salary, Bonus and LTIP Payouts shown in the Summary Compensation Table. Covered compensation for Messrs. McFerson and Woodward includes the amount set forth under the headings Salary, Bonus and LTIP shown in the Summary Compensation Table and additional compensation amounts received for services rendered to other companies of Nationwide. Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35-year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant's benefit attributable to years of service credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant's attainment of age 65, whichever is later.

  A participant becomes fully vested after the completion of five years of vesting service. The Retirement Plan generally provides for payments to or on behalf of each vested participant upon such participant's retirement on his or her normal retirement date or later, although provision is made for payment of early retirement benefits on a reduced basis commencing at age 55 for those participants with 15 or more years of vesting service or at age 62 for those with five or more years of vesting service. The normal retirement date under the Retirement Plan is the later of the date the participant attains age 65 or completes five years of vesting service. Death benefits are payable to a participant's spouse or, under certain circumstances, the named beneficiary of a participant who dies with a vested benefit under the Retirement Plan or while an employee. The Retirement Plan also provides for the funding of retiree medical benefits under Section 401(h) of the IRC.

 Excess and Supplemental Plans

  Nationwide Mutual Insurance Company and certain of its subsidiaries and affiliates, including Nationwide Life Insurance Company, maintain an unfunded, nonqualified defined-benefit excess benefit plan (the "Nationwide Excess Benefit Plan") and an unfunded, nonqualified defined-benefit supplemental benefit plan pursuant to which certain participants may receive a supplemental retirement benefit, Nationwide Supplemental Retirement Plan (the "Supplemental Plan"). Any participant whose benefits are limited under the Retirement Plan by reason of limitations under Section 415 of the IRC on the maximum benefit that may be paid under the Retirement Plan will receive, under the Excess Plan, that portion of the benefit that he or she would have been entitled to receive under the Retirement Plan in the absence of such limitations. Officers who earn in excess of $170,000 annually, have at least five years of vesting service, and whose benefits under the Retirement Plan are limited by reason of certain other limitations under the IRC, may receive benefits under the Supplemental Plan. Benefits under the Supplemental Plan will be the sum of (i) 1.25% of the participant's Final Average Compensation times years of service (up to a maximum of 40 years) and (ii) 0.75% of the participant's Final Average Compensation in excess of Social Security Covered Compensation times years of service (up to a maximum of 40 years) reduced by benefits accrued under the Retirement Plan and the Excess Plan. The benefits under the Supplemental Plan, for individuals participating in that plan on January 1, 2000, and the Excess Plan vest at the same time as benefits vest under the Retirement Plan. Benefits for all other participants in the Supplemental Plan vest over a period of five years of participation in that plan.

  The chart below indicates the estimated maximum annual retirement benefits that a hypothetical participant would be entitled to receive under the Retirement Plan, including payments made under the Excess and Supplemental Plans as a result of limitations imposed by the IRC, computed on a straight-life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three-year averaging period that applies to service accumulated prior to 1996 or the five-year period that applies to service accumulated after 1995. In actual operation, the total benefit received under the Retirement Plan (including payments made under the Excess and Supplemental Plans) would be the total of the benefit determined based on years of service earned under each method.

                              PENSION PLAN TABLE

                                         Years of Service
                       ------------------------------------------------------------
      Final
      Average
      Compensation        15           20           25           30           35
      ------------     --------     --------     --------     --------     --------
      $  125,000       $ 30,342     $ 40,456     $ 50,570     $ 60,684     $ 70,798
      $  150,000       $ 36,905     $ 49,206     $ 61,508     $ 73,809     $ 86,111
      $  175,000       $ 48,794     $ 65,059     $ 81,324     $ 97,589     $113,853
      $  200,000       $ 56,294     $ 75,059     $ 93,824     $112,589     $131,353
      $  225,000       $ 63,794     $ 85,059     $106,324     $127,589     $148,853
      $  250,000       $ 71,294     $ 95,059     $118,824     $142,589     $166,353
      $  300,000       $ 86,294     $115,059     $143,824     $172,589     $201,353
      $  350,000       $101,294     $135,059     $168,824     $202,589     $236,353
      $  400,000       $116,294     $155,059     $193,824     $232,589     $271,353
      $  450,000       $131,294     $175,059     $218,824     $262,589     $306,353
      $  500,000       $146,294     $195,059     $243,824     $292,589     $341,353
      $  600,000       $176,294     $235,059     $293,824     $352,589     $411,353
      $  700,000       $206,294     $275,059     $343,824     $412,589     $481,353
      $  800,000       $236,294     $315,059     $393,824     $472,589     $551,353
      $  900,000       $266,294     $355,059     $443,824     $532,589     $621,353
      $1,000,000       $296,294     $395,059     $493,824     $592,589     $691,353
      $1,100,000       $326,294     $435,059     $543,824     $652,589     $761,353
      $1,200,000       $356,294     $475,059     $593,824     $712,589     $831,353

  All Named Executive Officers have a portion of their benefit calculated based on the post-1995 definition of Final Average Compensation. As of December 31, 1995, the number of credited years of service under the Retirement Plan for Messrs. McFerson, Gasper, Karas and Woodward and Ms. Wolken was 23 years, 29.5 years, 31.5 years, 31.67 years and 21.17 years, respectively. Mr. McFerson's credited years of service include, pursuant to an agreement with Nationwide Mutual Insurance Company, 8.17 years in excess of those actually earned through employment by Nationwide. The benefit attributable to those additional years will be paid by Nationwide Mutual Insurance Company (not the Retirement Plan) and is reduced by the benefit payable under the retirement plan of Mr. McFerson's previous employer. Each of the Named Executive Officers earned additional years of service in 1996, 1997, 1998 and 1999 and their benefit for such years and all future years will be calculated under the new definition of Final Average Compensation. Covered Compensation paid by the Company for the fiscal year ended December 31, 1999, for Messrs. McFerson, Gasper, Karas and Woodward and Ms. Wolken was $1,074,758, $988,802, $611,209, $525,070 and $465,640, respectively.

         COMPENSATION COMMITTEE JOINT REPORT ON EXECUTIVE COMPENSATION

Introduction

  Approximately 20 percent of the shares of the Company are publicly traded. Nationwide Mutual Insurance Company through a wholly-owned subsidiary, owns approximately 80 percent of the outstanding shares of the Company. Because Nationwide Life Insurance Company is the principal operating subsidiary of the Company, the Nationwide Life Insurance Company Compensation Committee (the "Nationwide Life Compensation Committee") established all components of 1999 compensation for the Company's executive officers, with the exception of stock-based incentive grants made by the Company Compensation Committee under the LTEP.

  Dimon R. McFerson, the Company's Chairman and Chief Executive Officer, serves also in the same capacity for Nationwide Life Insurance Company. Robert
J. Woodward Jr., the Company's Executive Vice President -- Chief Investment Officer, serves also in the same capacity for Nationwide Life Insurance Company. Pursuant to the Cost Sharing Agreement, compensation for Mr. McFerson and Mr. Woodward is allocated among the companies in Nationwide for whom services are performed. The amounts are paid by Nationwide Mutual Insurance Company and reimbursed by the other companies in accordance with the terms of the Cost Sharing Agreement. The 1999 compensation for Mr. McFerson and Mr. Woodward reported in the compensation tables and discussed in this report is the amount allocated to the Company and its subsidiaries under the Cost Sharing Agreement and is solely for services rendered to the Company and its subsidiaries. Compensation for the other executives named in the compensation tables was not allocated and is their aggregate 1999 compensation for services rendered to the Company and its subsidiaries.

  The Nationwide Life Compensation Committee and the Company Compensation Committee are both comprised solely of non-employee directors.

Compensation Philosophy and Objectives

  The Nationwide Life Compensation Committee and the Company Compensation Committee (collectively referred to herein as the "Compensation Committees") believe that the compensation program for the Company's executive officers should support the Company and Nationwide's vision and business strategies. In addition, compensation should be determined within a competitive framework based on overall financial results, business unit results, teamwork, and individual contributions that help build value for the Company's stockholders. The primary objectives of the compensation program are to:

  .  Provide a direct link between pay and performance;

  . Allocate a larger percentage of executive compensation to pay that is at-risk in order to positively influence behavior and support accountability;

  . Attract, retain and motivate top-caliber employees required for new business directions;

  . Offer total compensation opportunities that are fully competitive with the appropriate external markets in design and pay level; and

  . Emphasize the need to focus on stockholder value, in addition to providing competitive value to customers.

  As part of the overall compensation philosophy, the Compensation Committees have determined that total compensation and each of the elements that comprise total compensation (base salary, annual incentives, long-term incentives) should be targeted at the 50th percentile of the market. The Compensation Committees believe that differences in individual performance should result in significantly different levels of compensation. Therefore, individual pay delivered may be higher or lower than the 50th percentile of the market, depending on individual performance.

  Competitive market data is provided to the Compensation Committees by independent compensation consultants. This data compares the Company's and Nationwide's compensation practices to various groups of comparator companies. These comparator companies compete with the Company for customers, capital and employees, and are comparable to the Company in size, scope and business focus. This group includes both multi-line insurers and diversified financial organizations.

  The companies chosen for the compensation comparator group are not necessarily the same companies that comprise the peer group in the Performance Graph included in this Proxy Statement. The compensation comparator group includes more companies than those in the peer group because it provides the Compensation Committees a broader database for comparison purposes.

Elements of 1999 Executive Compensation

  The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. The following discussion relates to the Company's executive officers other than Mr. McFerson whose compensation is discussed separately in the Compensation of the Chief Executive Officer.

Base Salaries

  Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance and encourage the development of executives. Pay for individual performance rewards executives for achieving goals that may not be immediately evident in common financial measurements.

  Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity and external pay practices.

  In determining increases to base salaries for 1999, the Nationwide Life Compensation Committee considered relevant external market data, as described above in Compensation Philosophy and Objectives. However, increases to base salaries were driven primarily by individual performance that was evaluated based on levels of individual contribution to the Company and Nationwide. When evaluating individual performance, the Nationwide Life Compensation Committee considered, among other things, the executive's efforts in promoting the values of the Company and Nationwide; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; and demonstrating leadership abilities among coworkers. No specific formula was used in evaluating individual performance, and the weighting given to each factor with respect to each executive officer was within the individual discretion and judgment of each member of the Nationwide Life Compensation Committee. Base salaries for the executive officers, including promotion and market competitive-driven increases, were increased in 1999 by an average of 13.5%, a rate comparable to the base salary increases provided at comparator companies. Executive officer salaries were established at a level that is consistent with the goals stated in Compensation Philosophy and Objectives.

Annual Incentive Compensation

  The PIP promotes the pay-for-performance philosophy of the Compensation Committees by providing executives with direct financial rewards in the form of annual cash incentives. Awards for 1999 were based on return on equity, earnings and premium growth, and other key financial measures, financial and operational comparison to external peer competitors, the extent of accomplishment of strategic initiatives, and other factors and results impacting performance for the Company and return on equity, revenue growth and expense management of Nationwide, and further based upon individual employee performance.

  Each year, the Nationwide Life Compensation Committee establishes many specific performance measures used for the PIP. Participants are provided a target incentive opportunity that represents a percentage of their base salary. In 1999, individual targets ranged from 20 to 85 percent of base salary. Individual payouts under the PIP may range from zero to no maximum factor of the individual's target incentive amount, depending on the achievement of the performance measures. For 1999, the excellent results achieved for the return on equity, the earnings and premium growth, and other financial and strategic performance measures of the Company and of Nationwide resulted in a payout of 175 percent of target for Mr. Gasper, and an average of 192 percent of target for Mr. Woodward, Mr. Karas and Ms. Wolken. These amounts are reflected in the Bonus column in the Summary Compensation Table.

Long-Term Incentive Compensation

  In keeping with the philosophy of the Compensation Committees to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. When determining long-term incentive award sizes, the Compensation Committees consider the executives' levels of responsibility, position within the Company, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

  The Compensation Committees utilize the long-term incentive plan described below. This plan is designed to achieve a balance between market pay orientation and alignment of executive interests with that of stockholders.

Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan

  The LTEP authorizes grants of stock options, stock appreciation rights, restricted stock and performance awards. The objectives of the LTEP are to encourage high levels of performance by selected officers, directors and employees of the Company and certain of its affiliates, to attract and retain the services of such individuals, and to align the interests of such individuals with those of the stockholders.

  During February 1999 and November 1999, the Company Compensation Committee made grants to executive officers and others under the LTEP. Award sizes were determined based on competitive equity grant practices using the median practices at comparator companies and the individual's impact on the Company's performance and were determined consistent with the goals stated in Compensation Philosophy and Objectives. The grant was awarded in nonqualified stock options that have an exercise price equal to the fair market value of the Common Stock on the date of the option grant. Such options become exercisable in equal installments over a three-year term, and expire ten years after the date of grant.

Compensation of the Chief Executive Officer

  Dimon R. McFerson serves as the Company's Chairman and Chief Executive Officer, as well as in the same capacity for Nationwide Life Insurance Company. Except for grants made under the LTEP in February and November 1999 by the Company Compensation Committee, all components of Mr. McFerson's compensation for 1999 were established by the Nationwide Life Compensation Committee.

  As discussed above in the Introduction, a portion of Mr. McFerson's annual compensation is allocated to the Company for services rendered to the Company, based on the time Mr. McFerson devotes to his responsibilities with the Company. The compensation reported for Mr. McFerson in the compensation tables and discussed in this report represents amounts paid for Mr. McFerson's services as Chairman and Chief Executive Officer of the Company and its subsidiaries.

  Mr. McFerson's 1999 compensation was determined pursuant to the same philosophy and objectives described earlier in this report and used for all executive officers. In determining the compensation of

Mr. McFerson for 1999, the Nationwide Life Compensation Committee reviewed the strong financial results of the Company for 1998, Mr. McFerson's superior leadership of Nationwide since 1992, his extensive experience in the industry, and his successful efforts in the Company. The portion of Mr. McFerson's base salary compensation allocated to the Company totaled $466,900 in 1999, an increase of 8.3 percent over 1998. This increase reflects both an adjustment in Mr. McFerson's annual base salary rate, and an increase in the cost allocation. In 1999, Mr. McFerson's annual base salary rate was increased by
5.3 percent. This increase positioned Mr. McFerson's base salary compensation at approximately the 50th percentile of the comparator companies.

  The portion of Mr. McFerson's annual incentive award allocated to the Company earned in 1999 under the PIP was $1,008,504. This award was 216 percent of his allocated base salary compensation and reflected 180 percent of his target incentive. This payment was determined by the level of achievement of specified financial, operational and strategic goals as assessed by the Nationwide Life Insurance Company Board of Directors in their annual performance evaluation of Mr. McFerson.

  Under the LTEP, the Company Compensation Committee granted Mr. McFerson 109,700 stock option shares. This number of stock option shares is slightly in excess of the maximum shares permitted to be granted per person per year under the LTEP prior to its amendment. The number of shares in excess of the limit, 9,700, cannot be considered as performance-based compensation at the time of their exercise under Section 162(m) of the IRC. In making this grant, the Company Compensation Committee took into account competitive levels of long-term compensation for Chief Executive Officers of major diversified insurance and financial services organizations with similar size and scope, as well as Mr. McFerson's role in the continued strategic positioning of the Company. In addition, the Company Compensation Committee reflected the Company's desire to have top officers build a significant personal level of stock ownership in the Company, so as to better align their interests with those of other stockholders.

Policy on Deductibility of Compensation

  Section 162(m) of the IRC provides that executive compensation in excess of $1 million in any calendar year will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the IRC. The Compensation Committees intend to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Compensation Committees currently anticipate that such programs will also generally be designed to satisfy the requirements of Section 162(m) of the IRC with respect to the deductibility of compensation paid. However, the Compensation Committees may award compensation that is not fully deductible if the Compensation Committees determine that such an award is consistent with their philosophy and in the best interests of the Company and its stockholders.

 Nationwide Financial Services Compensation Committee

  David O. Miller, Chairman
  James G. Brocksmith, Jr.
  Charles L. Fuellgraf, Jr.
  Donald L. McWhorter

 Nationwide Life Insurance Company Compensation Committee

  Willard J. Engel, Chairman
  Fred C. Finney
  Robert L. Stewart
  Nancy C. Thomas

  The following graph shows a comparison of the Company's cumulative total stockholder return since its initial public offering on March 6, 1997, with the S&P Composite Index and an index of peer companies selected by the Company. Companies in the peer group are the following: Allmerica Financial Corporation; AFLAC Inc.; American General Corporation; AXA Financial, Inc.; Hartford Life, Inc.; Jefferson Pilot Corporation; Lincoln National Corporation; Protective Life Corporation; Reliastar Financial Corporation; and
T. Rowe Price & Associates. Companies included in the peer group have business operations similar to the Company, and are considered to be significant competitors to the Company.

  The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

                COMPARISON OF 34-MONTH CUMULATIVE TOTAL RETURN

                                    [GRAPH]


                                        3/6/97 12/97 12/98 12/99
 ---------------------------------------------------------------
   NATIONWIDE FINANCIAL SERVICES, INC.   100    155   223   122
   PEER GROUP                            100    135   179   178
   S&P 500                               100    123   158   192


  The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

                             CERTAIN TRANSACTIONS

  The Company, Nationwide Mutual Insurance Company and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below (the "Intercompany Agreement"). As used herein, "Nationwide Mutual Insurance Company" means Nationwide Mutual Insurance Company collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

  Nationwide Mutual Insurance Company Consent to Certain Events. The Intercompany Agreement provides that until Nationwide Mutual Insurance Company ceases to control at least 50% of the combined voting power of the outstanding voting stock of the Company, the prior written consent of Nationwide Mutual Insurance Company will be required for: (i) any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary); (ii) any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million; (iii) any change in the authorized capital stock of the Company or the creation of any additional class or series of capital stock of the Company; (iv) any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase such equity securities, except (a) up to 2.6 million shares of Class A Common Stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable therefor, (b) shares of Class A Common Stock issued upon the conversion of any Class B Common Stock, (c) the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (d) in the public offering of Class A Common Stock in March 1997; (v) the dissolution, liquidation or winding up of the Company; (vi) the amendment of the Certificate of Incorporation and certain provisions of the Bylaws affecting corporate governance; (vii) the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company; (viii) the declaration of dividends on any class or series of capital stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A Common Stock; (ix) capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months; (x) the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except in connection with the Capital Securities and the Senior Notes; and (xi) any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any committee thereof and the filling of newly created memberships and vacancies on the Board of Directors or any committee thereof.

  License to Use Nationwide Name and Service Marks. Pursuant to the Intercompany Agreement, Nationwide Mutual Insurance Company granted to the Company and certain of its subsidiaries a non-exclusive, nonassignable, revocable license to use the "Nationwide" trade name and certain other service marks specifically identified in the Intercompany Agreement (collectively, the "Service Marks") solely for the purpose of identifying and advertising the Company's long-term savings and retirement business and activities related to such business.

  Equity Purchase Rights. The Company has agreed that, to the extent permitted by the New York Stock Exchange (the "NYSE") and so long as Nationwide Mutual Insurance Company controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

  Registration Rights. The Company has granted to Nationwide Corporation certain demand and "piggyback" registration rights with respect to shares of Common Stock owned by it. Nationwide Corporation has the right to request up to two demand registrations in each calendar year, but not more than four in any five-year period. Nationwide Corporation will also have the right, which it may exercise at any time and from time to time, to include the shares of Common Stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other stockholders of the Company. These rights are subject to certain "blackout" provisions. Such registration rights are transferable by Nationwide Corporation.

  Nationwide Mutual Insurance Company Agents. In the Intercompany Agreement, Nationwide Mutual Insurance Company has agreed to allow the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual Insurance Company agents. Such right is exclusive to the Company, subject to the limited right of certain companies of Nationwide to sell such products through the agency force, for at least five years following the Equity Offerings.

Federal Income Taxes

  The Company is included in the consolidated United States federal income tax return for which Nationwide Mutual Insurance Company is the common parent and the Company's tax liability will be included in the consolidated federal income tax liability of Nationwide Mutual Insurance Company. The Company also may be included in certain state and local tax returns of Nationwide Mutual Insurance Company or its subsidiaries.

  The Company is a party to an agreement, with Nationwide Mutual Insurance Company and the other companies in the consolidated returns of Nationwide Mutual Insurance Company, to determine the manner in which their respective tax liabilities will be determined (the "Tax Sharing Agreement") for 1996 and subsequent years, as long as the Company is included in the consolidated federal income tax return for Nationwide Mutual Insurance Company. It will also be effective for any year in which the Company is included in a consolidated or combined state or local tax return. Under the Tax Sharing Agreement, the Company will pay to Nationwide Mutual Insurance Company amounts equal to the taxes that the Company would otherwise have to pay if the Company were to file a separate federal income, or a separate state or local income or franchise, tax return (including any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated or combined group of which Nationwide Mutual Insurance Company is the common parent arising from any audit or otherwise). The Company will be responsible for all taxes, including assessments, if any, for prior years with respect to all other taxes payable by the Company or any of its subsidiaries, and for all other federal, state and local taxes that may be imposed upon the Company and that are not addressed in the Tax Sharing Agreement.

  By virtue of its control of the Company and the terms of the Tax Sharing Agreement, Nationwide Mutual Insurance Company effectively controls all of the Company's tax decisions. Under the Tax Sharing Agreement, Nationwide Mutual Insurance Company will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file all returns on behalf of the Company, and to determine the amount of the Company's liability to (or entitlement to payment from) Nationwide Mutual Insurance Company under the Tax Sharing Agreement. This arrangement may result in conflicts of interest between the Company and Nationwide Mutual Insurance Company. For example, under the Tax Sharing Agreement, Nationwide Mutual Insurance Company may choose to consent, compromise or settle any adjustment or deficiency proposed by the relevant tax authority in a manner that may be beneficial to Nationwide Mutual Insurance Company and detrimental to the Company. Under the Tax Sharing Agreement, however, Nationwide Mutual Insurance Company is obligated to act in good faith with regard to all persons included in the applicable returns.

  The Tax Sharing Agreement may not be amended without the prior written consent of the Company.

Legal Services

  The attorneys in the Office of General Counsel of Nationwide Mutual Insurance Company also operate as the law firm of Dietrich, Reynolds & Koogler, LLP. Pursuant to a partnership agreement, the firm limits its representation to the companies of Nationwide. Through a retainer arrangement, some Nationwide companies pay an annual retainer fee based upon an estimate of time devoted to rendering legal services. Other Nationwide companies pay based upon a cost allocation basis. Thomas W. Dietrich, Lucinda A. Reynolds and Mark
B. Koogler are the senior partners in such firm, and all attorneys of the firm are salaried employees of Nationwide Mutual Insurance Company. The firm applies all of its retainer fees and certain cost allocations toward office overhead under a rental and office expense agreement with Nationwide Mutual Insurance Company and to pay for professional liability insurance. For the years ended December 31, 1999, 1998 and 1997, the Company paid the firm $2.8 million, $2.5 million and $2.6 million, respectively, for legal services rendered to the Company which amounts were immediately remitted to Nationwide Mutual Insurance Company.

Lease

  Pursuant to an arrangement between Nationwide Mutual Insurance Company and certain of its subsidiaries, the Company leases approximately 597,000 square feet of office space at One Nationwide Plaza, Two Nationwide Plaza and Three Nationwide Plaza, Columbus, Ohio, at a current market rate of $19.12 per square foot, with limited exceptions. Under the arrangement, the Company determines the amount of office space necessary to conduct its operations and leases such space from Nationwide Mutual Insurance Company, subject to availability. For the years ended December 31, 1999 and 1998, the Company made payments in respect to its operating budget to Nationwide Mutual Insurance Company and its subsidiaries totaling $11.4 million and $10.9 million, respectively, under such arrangement.

Purchase of Affiliates

  On September 1, 1999, the Company purchased from Nationwide Corporation all of the outstanding capital stock of Employers Life Insurance Company of Wausau and Pension Associates, Inc. for total consideration of $124.2 million. Immediately thereafter, Employers Life Insurance Company of Wausau was merged with and into Nationwide Life Insurance Company.

Modified Coinsurance Agreements

  Effective as of January 1, 1996, Nationwide Life Insurance Company entered into a 100% modified coinsurance agreement with Employers Life Insurance Company of Wausau. Under the agreement, Nationwide Life Insurance Company cedes to Employers Life Insurance Company of Wausau and Employers Life Insurance Company of Wausau assumes Nationwide Life's non-variable group and wholesale life insurance business and group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. Effective July 1, 1999, the modified coinsurance agreement was terminated. For the years ended December 31, 1999 and 1998, Nationwide Life Insurance Company ceded $31.8 million and $106.3 million, respectively, of premium to Employers Life Insurance Company of Wausau.

  Effective as of January 1, 1996, Nationwide Life Insurance Company also entered into a 100% modified coinsurance agreement with Nationwide Mutual Insurance Company. Under the agreement, Nationwide Life Insurance Company cedes to Nationwide Mutual Insurance Company and Nationwide Mutual Insurance Company assumes Nationwide Life's individual accident and health insurance business and any ceded or assumed reinsurance applicable to such individual business. Effective July 1, 1999, the modified coinsurance agreement was amended to include Nationwide Life's group and franchise health insurance business and any ceded or assumed reinsurance applicable to such group business. For the years ended December 31, 1999 and 1998, Nationwide Life Insurance Company ceded $113.9 million and $90.1 million, respectively, of premium to Nationwide Mutual Insurance Company.

Cost Sharing Agreement

  Pursuant to a Cost Sharing Agreement (the "Cost Sharing Agreement") among Nationwide Mutual Insurance Company and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual Insurance Company provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among Nationwide Mutual Insurance Company and such subsidiaries. Under the Cost Sharing Agreement, expenses are allocated in accordance with NAIC guidelines and are based on standard allocation techniques and procedures acceptable under general cost accounting practices. In addition, beginning in 1999, Nationwide Services Company, a subsidiary of Nationwide Mutual Insurance Company, provides computer, telephone, mail, employee benefits administration, and other services to Nationwide Mutual Insurance Company and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 1999 and 1998, the Company made payments to Nationwide Mutual Insurance Company and Nationwide Services Company totaling $132 million and $95 million, respectively.

Cash Management Agreements

  Nationwide Mutual Insurance Company has entered into an Investment Agency Agreement with Nationwide Cash Management Company ("NCMC"), an affiliate of the Company. NCMC makes, holds and administers short-term investments (those maturing in one year or less) for Nationwide Mutual Insurance Company and certain of its affiliates, including Nationwide Life Insurance Company and certain of the Company's other subsidiaries. Under the agreements, expenses of NCMC are allocated pro rata among the participants based upon the participant's ownership percentage of total assets held by NCMC. For the year ending December 31, 1999, the Company paid NCMC fees and expenses totaling $102,727 under such agreements.

Repurchase Agreement

  Nationwide Life Insurance Company and certain of the Company's other subsidiaries are parties to Master Repurchase Agreements with various affiliates pursuant to which securities or other financial instruments are transferred between parties against the transfer of funds by the transferee upon the demand of either party.

             PROPOSALS BY STOCKHOLDERS FOR THE 2001 ANNUAL MEETING

  The Company's Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a stockholder must give written notice to the Secretary of the Company (containing certain information specified in the Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company's Proxy Statement in connection with the last annual meeting.

  Rule 14a-4 of the Securities Exchange Act of 1934, as amended allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Stockholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting of Stockholders or the date specified by an advance notice provision in the Company's Bylaws. The Company's Bylaws contain such an advance notice provision as described above. For the Company's Annual Meeting expected to be held on May 9, 2001, stockholders must submit such written notice to the Secretary of the Company not earlier than January 2, 2001, and not later than January 31, 2001.

  These requirements are separate and apart from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the Company's 2001 Annual Meeting, any stockholder who wishes to submit a proposal for inclusion in the Company's Proxy Statement must submit such proposal to the Secretary of the Company on or before December 1, 2000.

                             INDEPENDENT AUDITORS

  The firm of KPMG LLP served as independent auditors for 1999.
Representatives of the firm are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

 APPROVAL AND AMENDMENT OF THE NATIONWIDE FINANCIAL SERVICES, INC. 1996 LONG-
                         TERM EQUITY COMPENSATION PLAN

  To create incentives for superior performance, to link compensation to total stockholder returns, and to facilitate the retention by the Company and its designated subsidiaries of valued key employees and directors, the Company's Board of Directors adopted the LTEP. The LTEP is intended to provide a greater community of interest between key employees and directors and the Company's stockholders, and to enable the Company to attract and retain individuals of outstanding ability. In order to clarify the provisions of the LTEP concerning participation by directors and to expand the number of shares available under the LTEP, the Company's Board of Directors approved the First Amendment of the LTEP (the "LTEP Amendment") on February 9, 2000.

  A maximum of 2,600,000 shares (subject to adjustment for stock dividends, stock splits and the like) of the Company's Class A Common Stock will be available to be issued under the LTEP. If approved by the Company's stockholders, the LTEP will be effective as of December 11, 1996, and effective upon stockholder approval, the number of shares available to be issued under the LTEP will increase to 6,100,000 pursuant to the LTEP Amendment.

  Section 162(m) of the IRC limits the maximum annual deduction that the Company may claim for compensation paid to each of the Named Executive Officers to $1 million. That limit does not apply to performance-based compensation as defined by applicable regulations. As part of its effort to ensure that compensation paid under the LTEP is "performance based" and therefore fully deductible for federal income tax purposes, the Board of Directors of the Company will submit the LTEP, as amended by the LTEP Amendment, for stockholder adoption and approval at the Annual Meeting of Stockholders, scheduled for May 3, 2000. The amended and restated LTEP plan document is included as Exhibit A to this Proxy Statement. The following summary of certain features of the LTEP is qualified in its entirety by reference to the amended and restated LTEP plan document.

Administration

  The Board of Directors has delegated the responsibility to administer the LTEP to the Company Compensation Committee. The Company Compensation Committee, subject to the provisions of the LTEP, is authorized to interpret and administer the LTEP; select key employees and directors to whom awards will be granted; to determine the type and amount of such awards; determine and amend, in accordance with the LTEP plan provisions, the terms and conditions of such awards; and exercise all other powers allocated to the Company Compensation Committee under the LTEP, including a determination as to whether performance goals have been met.

  The LTEP may be amended in writing by the Board of Directors without stockholder approval, except where such amendment requires stockholder approval in order for the LTEP to comply with Rule 16b-3 of the Securities and Exchange Act of 1934 as amended, or to preserve the deductibility of amounts granted under the LTEP for federal income tax purposes. Effective upon stockholder approval, the LTEP will be amended to require stockholder approval of any amendment requiring such approval pursuant to the rules of the SEC or any securities exchange on which the shares of the Company are listed.

Eligibility

  Key employees or directors of the Company or any of its subsidiaries who are selected from time to time by the Company Compensation Committee will be granted awards under the LTEP. The receipt of an award under the LTEP will not confer upon any individual the right to receive additional awards under the LTEP.

Awards

  Awards made under the LTEP shall consist of stock options, SARs, restricted stock and performance shares or performance units. Awards made to a Named Executive Officers, with respect to IRC Section 162(m), are generally designed to comply with the performance-based exception from the tax deductibility limitations described in IRC Section 162(m). The Company Compensation Committee may choose from a pre-established list of performance measures in determining the particular performance goal or target to be met by such named executive officer in order to obtain an award under the LTEP. The performance measures to be used for the purpose of establishing performance goals are as follows: earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, or total stockholder return. In general, the Company Compensation Committee shall have the discretion to determine the extent to which pre-established performance goals have been met and to make awards or payment, in some cases pro-rated, based on such determinations. However, in no event shall the Company Compensation Committee increase the amount of an award at any target level. The Company Compensation Committee will evaluate the performance of participants over the applicable performance period.

  An award of a "stock option" means the grant of either an incentive stock option or a nonqualified stock option within the meaning of IRC Section 422. Each award shall specify the option price, which will be equal to at least 100% of the fair market value of a share of Class A Common Stock on the date the stock option is granted. No individual may be granted stock options to acquire more than 100,000 shares of Class A Common Stock in any one fiscal year. Subject to stockholder approval of the LTEP as amended by the LTEP Amendment, the maximum aggregate number of shares that may be granted to a participant in the form of stock options will increase to 300,000 shares. Stock options may be exercised at such times and subject to such restrictions as described in the applicable award agreement between the Company and the participant. Stock options awarded under the LTEP may not be offered, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution. Furthermore, incentive stock options shall be exercisable during the participant's lifetime only by the participant. Approximately 350 key employees and directors will be selected to participate in the LTEP. It is not possible to state at this time which key employees and directors will be granted awards under the LTEP or the value of such awards since these matters will be determined by the Company Compensation Committee, in its sole discretion, based on such factors as it deems pertinent in granting awards.

  An award of a SAR means that the participant has been granted the right to receive payment from the Company, if all applicable terms and conditions in the award agreement between the Company and the participant are met, of an amount determined by multiplying the difference between the fair market value of a share of Class A Common Stock on the date of exercise over the fair market value on the date of grant, by the number of shares of Class A Common Stock with respect to which the SAR is exercised. SARs may be granted as freestanding or tandem SARs, or any combination thereof. No individual may be granted SARs with respect to more than 100,000 shares of Class A Common Stock in any one fiscal year. Subject to stockholder approval of the LTEP as amended by the LTEP Amendment, the maximum aggregate number of shares that may be subject to SARs will increase to 300,000 shares. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.

  An award of "restricted stock" means that the participant has been granted shares of Class A Common Stock which is subject to forfeiture upon the happening of certain events. Such shares are to be held in escrow by the Company during the restriction period. No individual may be granted more than 100,000 restricted shares of Class A Common Stock in any one fiscal year. Subject to stockholder approval of the LTEP as amended by the LTEP Amendment, the maximum aggregate number of restricted shares that may be granted to a participant will increase to 300,000 shares. Shares of restricted stock granted under the LTEP may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the participant until the end of the applicable restriction period. During the restriction period, the participant will have the right to receive cash payments equal to the dividends declared and paid, if any, with respect to such shares of restricted stock, as well as to vote such shares.

  An award of a "performance unit" or "performance share" means that the participant has been granted the right to receive payments with respect to the units or shares of Class A Common Stock subject to the award, if the performance goals described in the applicable award agreement between the Company and the participant are met. No individual may be granted performance units or shares with respect to more than 100,000 shares of Class A Common Stock in any one fiscal year. Subject to stockholder approval of the LTEP as amended by the LTEP Amendment the maximum aggregate number of shares that may be granted to a participant with respect to performance units or shares will increase to 300,000 shares. Performance units or performance shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.

Termination of Employment

  The extent to which a participant may exercise stock options, SARs or restricted stock awarded under the LTEP upon termination of employment shall be set forth in the applicable award agreement between the Company and such participant. Such provisions may reflect distinctions based on the reason for termination of employment. The extent to which a participant, who has been awarded performance units or performance shares under the LTEP, may receive a prorated payment of the performance units or performance shares upon termination of employment due to death, disability or retirement shall be determined by the Company Compensation Committee in its discretion. In the event the participant terminates employment for any other reason, the performance units and performance shares shall be forfeited, except to the extent otherwise determined by the Company Compensation Committee.

Certain Events

  In the event that the outstanding shares of Class A Common Stock of the Company are converted into, or exchangeable for, a different number or kind of shares or other securities of the Company or of another corporation by reason of a reorganization, merger, consolidation, reclassification or combination, all stock options and SARs awarded under the LTEP shall become immediately exercisable, any restrictions on restricted stock awarded under the LTEP shall lapse, and all performance goals relating to outstanding awards of restricted stock and performance units and performance shares shall be deemed to have been met.

Federal Tax Treatment

  Under the present federal tax laws, the federal income tax treatment of stock options, SARs and restricted stock under the LTEP is as follows: A participant realizes no taxable income and the Company is not entitled to a deduction when either an incentive stock option or a nonqualified stock option is awarded. Upon disposition of the stock acquired through the exercise of an incentive stock option, the participant will be taxed on the spread, or the excess of the sale price over the exercise price, at capital gains rates if the stock has been held for more than two years after the date of the grant of the option and one year after the date of exercise. If such holding periods are not satisfied prior to a disposition of the shares by the participant, the participant will be taxed on the spread at ordinary income rates, and the Company will be entitled to a corresponding deduction. When a nonqualified stock option is exercised, the participant will be taxed on the spread at ordinary income rates if the option is vested, and the Company will be entitled to a corresponding deduction. If the option is not vested, the participant will not pay taxes until it has vested, and the Company will be entitled to a corresponding deduction at that time. Upon disposition of the stock acquired through the exercise of a nonqualified stock option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the sale price of the shares and the fair market value of the shares on the date that the employee recognized income.

  A participant realizes no taxable income and the Company is not entitled to a deduction when restricted stock is awarded. When the restrictions on the shares of restricted stock lapse, the employee will realize ordinary income equal to the fair market value of the shares, and the Company will be entitled to a corresponding deduction. Upon the sale of the formerly restricted shares, the employee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. Such gain or loss will be equal to the difference between the sale price of the shares and the fair market value of the shares on the date that the employee recognized income.

  Participants may make an election under Section 83(b) of the IRC (an "83(b) Election") with respect to awards of nonqualified stock options and restricted stock within 30 days of the date the nonqualified stock options or restricted stock is granted. An 83(b) Election makes the date of the award a taxable event. Any subsequent appreciation of the stock is taxable upon disposition of the stock, not upon the date of exercise of the option or, as would ordinarily be the case with restricted stock, when the restrictions lapse. The income recognized by the employee upon an 83(b) Election is ordinary income and is subject to the same income and withholding treatment as wages.

  A participant realizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercise of the SAR, the participant is taxed on the amount received at ordinary income rates and the Company is entitled to a corresponding deduction.

  The Board of Directors recommends the stockholders vote "FOR" the Class III Board of Directors and "FOR" the approval of and amendments to the LTEP, as described herein.

                         Option Grants Under the LTEP

                                                     Number Of Securities    Exercise Price
 Name And Position/Group                          Underlying Options Granted Per Share ($)  Expiration Date
 -----------------------                          -------------------------- -------------- ---------------
Dimon R. McFerson...............................             40,000              23.5000        03/06/07
Chairman and Chief Executive                                 60,000              39.3750        02/10/08
Officer                                                      75,000              48.1250        02/09/09
                                                             34,700              38.2500        11/09/09

Joseph J. Gasper................................             30,000              23.5000        03/06/07
President and Chief                                          40,000              39.3750        02/10/08
Operating Officer                                            50,000              48.1250        02/09/09
                                                             25,500              38.2500        11/09/09

Robert J. Woodward, Jr. ........................             10,000              23.5000        03/06/07
Executive Vice President-Chief                               12,000              39.3750        02/10/08
Investment Officer                                           15,000              48.1250        02/09/09
                                                              6,800              38.2500        11/09/09

Richard A Karas.................................             10,000              23.5000        03/06/07
Senior Vice President-                                       20,000              39.3750        02/10/08
Sales-Financial Services                                     25,000              48.1250        02/09/09
                                                              7,400              38.2500        11/09/09

Susan A. Wolken.................................              2,000              23.5000        03/06/07
Senior Vice President-Product                                12,000              39.3750        02/10/08
Management and Nationwide                                     9,215              48.1250        02/09/09
Financial Marketing                                           6,000              38.2500        11/09/09

All current executive officers  as a group/1/...             79,500              23.5000        03/06/07
                                                              5,000              26.2500        05/19/07
                                                              5,000              31.1875        10/13/07
                                                            215,500              39.3750        02/10/08
                                                              8,100              42.9375        05/12/08
                                                            300,325              48.1250        02/09/09
                                                             10,000              41.1250        08/09/09
                                                            147,900              38.2500        11/09/09

All current directors who are not executive.....             26,000              23.5000        03/06/07
 officers, as a group/2/                                      8,000              43.4375        05/10/09
                                                             38,000              38.2500        11/09/09

Each nominee for election as a director:
    Joseph J. Gasper............................          See above            See above       See above
    Lydia M. Marshall...........................              2,000              38.2500        11/09/09
    David O. Miller.............................              2,000              38.2500        11/09/09

Each associate of such persons..................                -0-                  -0-             -0-

All employees, including all....................             63,100              23.5000        03/06/07
current officers who are not                                 89,500              39.3750        02/10/08
executive officers, as a group.                               3,200              42.9375        05/12/08
                                                              5,000              40.1875        11/10/08
                                                            299,700              48.1250        02/09/09
                                                             30,000              46.2500        03/04/09
                                                              3,600              43.4375        05/10/09
                                                             25,800              41.1250        08/09/09
                                                            182,400              38.2500        11/09/09

(1) All current reporting officers under 16(b) of the Securities Exchange Act of 1934, as amended, which includes the Named Executive Officers.

(2) Includes directors of affiliates of the Company.

  All options granted to date under the LTEP have been non-qualified stock options with a ten-year term, which vest equally over the first three anniversaries following the grant date. These stock option grants all have an exercise price equal to the fair market value on the grant date. All grants under the LTEP for the named executive officers have been previously reported as required in the current or previous proxy statements.

                                 OTHER MATTERS

  The Board of Directors knows of no further business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

  A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including financial statements and financial statement schedules, but excluding exhibits, will be made available without charge to the stockholders upon written request to John F. Delaloye, Assistant Secretary, One Nationwide Plaza, Columbus, Ohio 43215.

March 31, 2000

                                                                       Exhibit A

                              AMENDED AND RESTATED
                      NATIONWIDE FINANCIAL SERVICES, INC.
                    1996 LONG-TERM EQUITY COMPENSATION PLAN

                                   March 2000

                                    Contents

                                                                            Page
                                                                            ----
 Article 1.  Establishment, Objectives, and Duration......................   E1
 Article 2.  Definitions..................................................   E1
 Article 3.  Administration...............................................   E4
 Article 4.  Shares Subject to the Plan and Maximum Awards................   E4
 Article 5.  Eligibility and Participation................................   E5
 Article 6.  Stock Options................................................   E5
 Article 7.  Stock Appreciation Rights....................................   E6
 Article 8.  Restricted Stock.............................................   E7
 Article 9.  Performance Units and Performance Shares.....................   E8
 Article 10. Performance Measures.........................................   E9
 Article 11. Beneficiary Designation......................................  E10
 Article 12. Deferrals....................................................  E10
 Article 13. Rights of Participants.......................................  E10
 Article 14. Change in Control............................................  E10
 Article 15. Amendment, Modification, and Termination.....................  E11
 Article 16. Withholding..................................................  E11
 Article 17. Indemnification..............................................  E12
 Article 18. Successors...................................................  E12
 Article 19. Legal Construction...........................................  E12

                             AMENDED AND RESTATED
                      NATIONWIDE FINANCIAL SERVICES, INC.
                    1996 LONG-TERM EQUITY COMPENSATION PLAN

Article 1. Establishment, Objectives, and Duration

  1.1. Establishment of the Plan. Nationwide Financial Services, Inc., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document and individual award agreements setting forth certain terms and conditions applicable to awards granted under the Plan. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

  Subject to approval by the Company's stockholders, the Plan shall become effective as of December 11, 1996 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

  1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

  1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after December 11, 2006.

Article 2. Definitions

  Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

  2.1. "Affiliate" means Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Farmland Mutual Insurance Company, and the Subsidiaries of each such company, other than the Company.

  2.2. "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

  2.3. "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

  2.4. "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  2.5. "Board" or "Board of Directors" means the Board of Directors of the Nationwide Financial Services, Inc.

  2.6. "Change in Control" will be deemed to have occurred as of the first day any one (1) or more of the following paragraphs shall have been satisfied:

  (a) At any times when Nationwide Mutual Insurance Company and its Subsidiaries cease to be the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company's then outstanding securities; or

  (b) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets.

  2.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  2.8. "Committee" means the Compensation Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

  2.9. "Company" means Nationwide Financial Services, Inc., a Delaware corporation, including any and all of its Subsidiaries, and any successor thereto as provided in Article 18 herein.

  2.10. "Director" means any individual who is a member of the Board of Directors of a member of Enterprise.

  2.11. "Disability" shall have the meaning ascribed to such term in the employee health care plan maintained by the Participant's employer, or if no such plan exists, at the discretion of the Committee.

  2.12. "Effective Date" shall have the meaning ascribed to such term in
Section 1.1 hereof.

  2.13. "Employee" means any employee of the Enterprise. Directors who are not employed by the Enterprise shall not be considered Employees under this Plan.

  2.14. "Enterprise" means the Company and the Affiliates.

  2.15. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

  2.16. "Fair Market Value" shall be equal to the closing sale price of a Share on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

  2.17. "Freestanding SAR" means an SAR that is granted independently of any Options, as described in Article 7 herein.

  2.18. "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

  2.19. "Insider" shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

  2.20. "Named Executive Officer" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
Section 162(m), or any successor statute.

  2.21. "Nonemployee Director" shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

  2.22. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

  2.23. "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

  2.24. "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

  2.25. "Participant" means an Employee or Director who has outstanding an Award granted under the Plan.

  2.26. "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

  2.27. "Performance Share" means an Award granted to a Participant, as described in Article 9 herein.

  2.28. "Performance Unit" means an Award granted to a Participant, as described in Article 9 herein.

  2.29. "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

  2.30. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

  2.31. "Restricted Stock" means an Award granted to a Participant pursuant to
Article 8 herein.

  2.32. "Retirement" means:

  (a) for an Employee, such Employee's termination of employment with all members of the Enterprise on or after the date on which he or she shall have:

    (1) Attained Normal Retirement Age,

    (2) Attained age 55 and completed 180 Months of Vesting Service; or

    (3) Attained age 62 and completed 60 Months of Vesting Service, whichever is earliest; or

  (b) for a Director, such Director's termination of service with all members of the Enterprise on or after the completion of two or more full or partial terms as a director of the Company or any of its Affiliates.

  For purposes of this Section, Normal Retirement Age and Months of Vesting Service shall have the meanings assigned to them in the Nationwide Retirement Plan.

  2.33. "Shares" means the shares of Class A Common Stock of the Company, no par value.

  2.34. "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

  2.35. "Subsidiary" means any corporation in which an organization owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the organization owns at least fifty percent (50%) of the combined equity thereof.

  2.36. "Tandem SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

  3.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board. The members of the Committee shall be Nonemployee Directors and shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

  3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Employees and Directors; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Employees and Directors; and (subject to the provisions of Article 15 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan, as the Plan applies to Employees and Directors. As permitted by law, the Committee may delegate its authority as identified herein.

  3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards

  4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares available for grants to Participants under the Plan shall be six million one hundred thousand (6,100,000). The Committee shall determine the appropriate methodology for calculating the number of shares issued pursuant to the Plan.

  Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

  (a) Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be three hundred thousand (300,000).

  (b) SARs: The maximum aggregate number of Shares that may be subject to Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be three hundred thousand (300,000).

  (c) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be three hundred thousand (300,000) Shares.

  (d) Performance Shares/Performance Units: The maximum aggregate payout with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant shall be the value of three hundred thousand (300,000) Shares at the end of the Performance Period.

  4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the

Plan, and in the Award limits set forth in subsections 4.1(a) and 4.1(b), as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility and Participation

  5.1. Eligibility. Persons eligible to participate in this Plan include all Employees of the Enterprise, including Employees who are members of the Board, and all Directors.

  5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

  6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

  6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code
Section 422.

  6.3. Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

  6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

  6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options which are intended to be ISOs within the meaning of Code
Section 422 shall be subject to the limitation set forth in Code Section
422(d).

  6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

  The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and
(b).

  The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

  Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

  6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable and as are set forth in the Award Agreement, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

  6.8. Termination of Employment or Service. Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or, if Participant is a Director, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment.

  6.9. Nontransferability of Options.

  (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

  (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7. Stock Appreciation Rights

  7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

  The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

  The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

  7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

  Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

  7.3. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

  7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

  7.5. Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

  7.6. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

  (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

  (b) The number of Shares with respect to which the SAR is exercised.

  At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

  7.7. Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or, if Participant is a Director, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

  7.8. Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 8. Restricted Stock

  8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

  8.2. Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

  8.3. Transferability. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

  8.4. Other Restrictions. Subject to Article 11 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable and as are set forth in the Award Agreement including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

  The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

  Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

  8.5. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

  8.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate and as are set forth in the Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

  8.7. Termination of Employment or Service. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment or, if Participant is a Director, service with the Enterprise. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Named Executive Officers shall occur at the time they otherwise would have, but for the employment termination.

Article 9. Performance Units and Performance Shares

  9.1. Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and as shall be set forth in the Award Agreement.

  9.2. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a "Performance Period."

  9.3. Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by him or her over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

  9.4. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Units/Shares may be granted subject to any restrictions deemed appropriate by the Committee and set forth in the Award Agreement.

  At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

  9.5. Termination of Employment or Service Due to Death, Disability, or Retirement. Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, in the event the employment or, if Participant is a Director, service of a Participant with the Enterprise is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares which is prorated, as specified by the Committee in its discretion.

  Payment of earned Performance Units/Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement. Notwithstanding the foregoing, with respect to Named Executive Officers who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

  9.6. Termination of Employment or Service for Other Reasons. In the event that a Participant's employment or, if Participant is a Director, service with the Enterprise terminates for any reason other than those reasons set forth in
Section 9.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement.

  9.7. Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

Article 10. Performance Measures

  Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among earnings per share, economic value added, market share (actual or targeted growth), net income (before or after taxes), operating income, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), share price, stock price growth, or total shareholder return.

  The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

Article 11. Beneficiary Designation

  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Nationwide Financial Services, Inc., and will be effective only when filed by the Participant in writing with the Company's Compensation Officer during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 12. Deferrals

  The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 13. Rights of Participants

  13.1. Continued Service. Nothing in the Plan shall:

  (a) interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time,

  (b) confer upon any Participant any right to continue in the employ of any member of the Enterprise, nor

  (c) confer on any Director any right to continue to serve on the Board of Directors of any member of the Enterprise.

  13.2. Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14. Change in Control

  14.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

  (b) Any restriction periods and restrictions imposed on Restricted Shares shall lapse;

  (c) The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control a pro rata amount based upon an assumed achievement of all relevant performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

  14.2. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 14 at any time and from time to time prior to the date of a Change in Control. This Section 14.2 shall not operate to reduce any rights granted to a Participant under Section 15.3.

Article 15. Amendment, Modification, and Termination

  15.1. Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

  15.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

  15.3. Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

  15.4. Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 15, make any adjustments it deems appropriate.

Article 16. Withholding

  16.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

  16.2. Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Indemnification

  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company's best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 18. Successors

  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19. Legal Construction

  19.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  19.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  19.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  19.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  19.5. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.

                      NATIONWIDE FINANCIAL SERVICES, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2000


     The undersigned hereby constitutes and appoints James G. Brocksmith, Jr., Donald L. McWhorter and Gerald D. Prothro, each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Nationwide Financial Services, Inc. (the "Company") which the undersigned may be entitled to vote at Annual Meeting of Stockholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 3, 2000 at 1:30 P.M., local time, and at any adjournment thereof, as follows:

                    (Continued, and to be marked, dated and
                          signed on the reverse side)

                                                  SEE REVERSE SIDE

                                ANNUAL MEETING
                                      OF
                      NATIONWIDE FINANCIAL SERVICES, INC.

                                  May 3, 2000
                                   1:30 P.M.
                             One Nationwide Plaza
                             Columbus, Ohio  43215

                                    AGENDA

 .  ELECTION OF DIRECTORS

 .  APPROVAL AND AMENDMENT OF THE NATIONWIDE FINANCIAL SERVICES, INC. LONG-TERM
   EQUITY COMPENSATION PLAN

 .  OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

Please mark your votes as in this example.    X
                                            -----

        A vote FOR is recommended by the Board of Directors.

1. Election of Directors    FOR        WITHHELD

                           -----        -----


   For, except vote withheld from the following nominee(s):

   ---------------------

Election of Class III Directors--NOMINEES:

     Joseph J. Gasper
     Lydia M. Marshall
     David O. Miller

2. Approval and Amendment of the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan.

          FOR    AGAINST    WITHHELD

         -----    -----      -----

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed and FOR approval and amendment of the Nationwide Financial Services, Inc. 1996 Long-Term Equity Compensation Plan.

The undersigned hereby acknowledges receipt of the notice of Annual Meeting and the Proxy Statement, each dated March 31, 2000.

This proxy should be dated and signed by the stockholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.


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SIGNATURE(S)      DATE